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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--308,
Defined Asset Funds (Colorado, Missouri Insured and New York Insured Trusts):

We consent to the use in this Registration Statement No. 333-21531 of our report dated April 3, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--308, Defined Asset Funds (Colorado, Missouri Insured and New York Insured Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
April 3, 1997